EXHIBIT 99.2

Information Circular
for the
Annual General Meeting
of
Exeter Resource Corporation
to be held on
June 22, 2017

INFORMATION CIRCULAR
EXETER RESOURCE CORPORATION
Suite 1660, 999 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2
Website: http://www.exeterresource.com
(all information is as at May 8th, 2017 unless otherwise noted)
PERSONS MAKING THE SOLICITATION
This Information Circular is furnished in connection with the solicitation of proxies being made by the management of Exeter Resource Corporation (the “Company”) for use at the Annual General Meeting (and any adjournment thereof) of the Company’s shareholders (the “Meeting”) to be held on June 22, 2017 at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company at nominal cost.  All costs of this solicitation will be borne by the Company.
The contents and the sending of this Information Circular have been approved by the board of directors of the Company (the “Board”).
APPOINTMENT OF PROXIES
The individuals named in the accompanying form of proxy (the “Proxy”) are directors and/or officers of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER’S BEHALF AT THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER PROXY.  A Proxy will not be valid unless it is completed, dated, signed and delivered to Computershare Investor Services Inc. (“Computershare”), of 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment or postponement thereof.  A Proxy is valid only at the meeting in respect of which it is given or any adjournment of that meeting.  Proxies delivered after that time will not be processed.
NON‑REGISTERED HOLDERS
Only registered shareholders (“Registered Shareholders”) or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the common shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency.  Shareholders who do not hold their shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only Registered Shareholders (or duly appointed proxyholders) may vote at the Meeting.

If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those common shares will not be registered in such shareholder’s name on the records of the Company.  Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depositary Services Inc., which acts as nominee for many Canadian brokerage firms).  Common shares held by brokers or their agents or nominees on behalf of a broker’s client can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.  Without specific instructions, a broker and its agents and nominees are prohibited from voting such shares for the broker’s clients.  Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their shares are communicated to the appropriate person well in advance of the Meeting.
Applicable regulatory rules require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting.  Often, the Form of Proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the Form of Proxy provided by the Company to Registered Shareholders.  However, its purpose is limited to instructing the Registered Shareholder (i.e. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communication Solutions, Inc. (“Broadridge”).  Broadridge typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the Proxy forms to Broadridge or otherwise communicate voting instructions to Broadridge (by way of internet or telephone for example).  Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.  A Beneficial Shareholder receiving a voting instruction form cannot use that form to vote such shares directly at the Meeting.  The voting instruction form must be returned to Broadridge well in advance of the Meeting in order to have the common shares voted.  If you have any questions respecting the voting of shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.
This Information Circular and accompanying materials are being sent to both Registered Shareholders and Beneficial Shareholders.  Beneficial Shareholders fall into two categories – those who object to their identity being known to the issuers of securities which they own (“Objecting Beneficial Owners”, or “OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“Non-Objecting Beneficial Owners”, or “NOBOs”).  Subject to the provision of National Instrument 54-101 – Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54‑101”), issuers may request and obtain a list of their NOBOs from intermediaries via their transfer agents.  Pursuant to NI 54‑101, issuers may obtain and use the NOBO list for distribution of proxy-related materials directly (not via Broadridge) to such NOBOs.  If you are a Beneficial Shareholder, and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of such shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf.
The Company’s OBOs can expect to be contacted by Broadridge or their brokers or their broker’s agents as set out above.

The Company has not adopted the notice-and-access procedure described in NI 54-101 and National Instrument 51-102 - Continuous Disclosure Obligations to distribute its proxy-related materials to its Registered and Beneficial Shareholders this year.
Management of the Company does not intend to pay for intermediaries to forward to OBOs (who have not otherwise waived their right to receive proxy-related materials) under NI 54-101 the proxy-related materials and Form 54-101F7 – Request for Voting Instructions Made by Intermediary. Accordingly, an OBO will not receive the materials unless the OBO’s intermediary assumes the costs of delivery.
Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his/her/its broker (or an agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the Registered Shareholder and vote his/her/its common shares in that capacity.  Beneficial Shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the Registered Shareholder, should enter their own names in the blank space on the Proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.
All references to shareholders in this Information Circular, the accompanying form of Proxy and Notice of Meeting are to Registered Shareholders of record unless specifically stated otherwise.
REVOCATION OF PROXIES
In addition to revocation in any other manner permitted by law, a Registered Shareholder who has given a Proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at 2900 ‑ 550 Burrard Street, Vancouver, British Columbia Canada V6C 0A3, at any time up to and including the last business day preceding the day of the Meeting, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof, or in any other manner provided by law.  Only Registered Shareholders have the right to revoke a Proxy.  Beneficial Shareholders who wish to change their vote must, sufficiently in advance of the Meeting or any adjournment or postponement thereof, arrange for their respective intermediaries to change their vote and if necessary arrange for their respective intermediaries to revoke the Proxy on their behalf.
A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.
EXERCISE OF DISCRETION
The shares represented by a properly executed proxy in favour of Management’s nominees as proxyholders in the accompanying form of Proxy will:
(a)	be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be taken; and
(b)	where a choice with respect to any matter to be acted upon has been specified in the form of Proxy, be voted in accordance with the specification made in such Proxy.
If the instructions in a Proxy are certain, the shares represented thereby will be voted on any poll by the persons named in the Proxy, and, where a choice with respect to any matter to be acted upon has been specified in the Proxy, the shares represented thereby will, on a poll, be voted or withheld from voting in accordance with the specifications so made.

Where no choice has been specified, or where both choices have been specified by the shareholder, such shares will, on a poll, be voted in favour in accordance with the notes to the Proxy.

If a Non‑Registered Holder’s Intermediary is a member of the NYSE-MKT, that member Intermediary may vote the Non‑Registered Holder’s Proxy at its discretion when it has: i) sent the proxy materials to the Non‑Registered Holder at least fifteen days prior to the Meeting, and ii) not received voting instructions from the Non‑Registered Holder at least ten days prior to the Meeting.
The enclosed Proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxyholders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.  If any amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed Proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
The Board has fixed the record date of the Meeting at the close of business on May 8, 2017 (the “Record Date”).  Only shareholders of the Company of record as of that date are entitled to receive notice of the Meeting.
The authorized capital of the Company consists of an unlimited number of common shares. As at the Record Date, the Company had issued and outstanding 92,722,753 fully paid and non‑assessable common shares without par value, each share carrying the right to one vote.  Only shareholders of record at the close of business on the Record Date who either personally attend the Meeting or who have completed and delivered a Proxy in the manner specified, and subject to the provisions described above, shall be entitled to vote or to have such shareholder’s shares voted at the Meeting.
On a show of hands, every individual who is present and is entitled to vote as a shareholder or as a representative of one or more corporate shareholders will have one vote, and on a poll every shareholder present in person or represented by a proxy and every person who is a representative of one or more corporate shareholders, will have one vote for each common share registered in that shareholder’s name on the list of shareholders as at the Record Date, which is available for inspection during normal business hours at Computershare and will be available at the Meeting.
To the knowledge of the directors and executive officers of the Company (based solely upon public records and filings) the following person or company beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying 10% or more of the voting rights attached to all voting securities of the Company as at the date hereof:
Name	Number of Common Shares	Percentage *
Sun Valley Gold, LLC	17,683,936	19.07
*	Based on 92,722,753 common shares outstanding as of May 8, 2017.
CURRENCY
Unless otherwise specified, all dollar amounts presented in this Information Circular are in Canadian currency.

STATEMENT OF EXECUTIVE COMPENSATION
For the purposes of this Information Circular, a Named Executive Officer (the “Named Executive Officers” or “NEOs”) of the Company means:
(c)	a chief executive officer (“CEO”);
(d)	a chief financial officer (“CFO”);
(e)
each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

(f)
any individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of that financial year.

For the purposes of this Information Circular, “executive officer” of the Company means an individual who at any time during the year was the Chair, or a Vice Chair or President of the Company; any Vice President in charge of a principal business unit, division or function including sales, finance or production; and any officer or other individual who performed a policy making function in respect of the Company.
As at December 31, 2016, the end of the most recently completed financial year of the Company, the Company had five Named Executive Officers, whose names and positions held within the Company are set out in the summary compensation table below.
Compensation Discussion and Analysis
The Company does not have a formal compensation program.  However, the Compensation Committee of the Board meets to discuss and determine the recommendations that it will make to the Board regarding management compensation, without reference to formal objectives, criteria or analysis.  The general objectives of the Company’s compensation strategy are to (a) compensate management in a manner that encourages and rewards a high level of performance and outstanding results with a view to increasing long-term shareholder value; (b) align management’s interests with the long-term interests of shareholders; (c) provide a compensation package that is commensurate with other junior mineral exploration companies to enable the Company to attract and retain talent; and (d) ensure that the total compensation package is designed in a manner that takes into account the constraints that the Company is under by virtue of the fact that it is a junior mineral exploration company without a history of earnings.
The Compensation Committee is composed of Robert G. Reynolds, John C. Simmons and Julian Bavin, all of whom are independent directors, applying the definition set out in section 1.4 of National Instrument 52‑110 – Audit Committees (“NI 52‑110”).
The majority of the members of the Compensation Committee have direct experience which is relevant to their responsibilities in executive compensation as they have been previously, or are currently, involved with compensation matters at other companies, both public and private, at which they are or were senior executives or directors.
Skills and experience that enable the Compensation Committee to make decisions on the suitability of the Company’s compensation policies and practice include:

Robert G. Reynolds:	Mr. Reynolds is a member of the Audit Committee of Rugby Mining Limited and is a director of Dacian Gold Limited and is a former Executive Director of Delta Gold Ltd.
John C. Simmons:
Mr. Simmons is a Chartered Accountant and has been involved in public practice in various capacities for over 40 years, including taxation and strategic planning matters as well as financial management and general business advisory. He has previously served as a director of a number of public companies.

Julian Bavin:
Mr. Bavin is a director of Prism Resources Inc. Previously, Mr. Bavin was involved in internal global compensation reviews while at Rio Tinto and has served as a director of a number of public companies.

The Compensation Committee considers and evaluates executive compensation levels on an annual basis, including when considered necessary, against available information for “peer group” companies, which are principally comprised of “junior mineral exploration” companies, to ensure that the Company’s executive compensation levels are within the range of comparable norms.  In selecting peer group companies, the Compensation Committee primarily looks for public companies that are comparable in terms of business and size.  During 2016 the Compensation Committee reviewed executive compensation levels and, in discussion management determined that the temporary reductions to certain executive and director remuneration of up to 30% implemented in October 2015 would be maintained through 2016.  Those temporary reductions were reinstated to such previous base fees effective March 1, 2017 due to the increase in Company activity and improving conditions.
Currently, the principal components of the Company’s executive compensation packages are base remuneration, long-term incentive in the form of stock options, and a discretionary annual incentive cash bonus.  The Company targets base remuneration, bonuses, and option based awards towards an upper level relative to peer companies for similarly experienced executives performing similar duties.  Generally, awards are made within this range, although compensation is awarded above or below in cases of exceptional or poor corporate and/or individual performance or other individual factors relating to a Named Executive Officer.  The Company benchmarks against upper compensation levels to attract and retain executives, and provide an incentive for executives to strive for better than average performance to earn better than average compensation and helps the Company to manage the overall cost of management compensation however it did not deem it necessary to benchmark in the 2016 year as remuneration for directors and certain NEO’s was temporarily reduced by 30% effective October 1, 2015 to recognize the challenging financial environment for resource companies.
While the Compensation Committee believes that it is important to use benchmarking data to assist it in determining appropriate ranges for executive compensation, it also considers other factors when awarding executive compensation, such as the overall financial strength of the Company, its exploration successes and equity financing success.
Base remuneration is used to provide the Named Executive Officers a set amount of money during the year with the expectation that each Named Executive Officer will perform his responsibilities to the best of his ability and in the best interests of the Company.
The granting of incentive stock options provides a link between management compensation and the Company’s share price.  It also rewards management for achieving results that improve Company performance and thereby increase shareholder value.  Stock options are generally awarded to executive officers at the commencement of employment and periodically thereafter.  In making a determination as to whether a grant of long-term incentive stock options is appropriate, and if so, the number of options that should be granted, consideration is given to: the number and terms of outstanding incentive stock options held by the Named Executive Officer; current and expected future performance of the Named Executive Officer; the potential dilution to shareholders and the cost to the Company; general industry standards and the limits imposed by the terms of the Company’s stock option plan, as amended (the “Option Plan”) and the Toronto Stock Exchange (the “TSX”).  The Company considers the granting of incentive stock options to be a particularly important element of compensation as it allows the Company to reward each Named Executive Officer’s efforts to increase value for shareholders without requiring the Company to use cash from its treasury.  The terms and conditions of the Company’s stock option grants, including vesting provisions and exercise prices, are governed by the terms of the Option Plan, which are described under “Incentive Plan Awards” below.
Finally, the Compensation Committee will consider whether it is appropriate and in the best interests of the Company to award a discretionary cash bonus to the Named Executive Officers and if so, in what amount.  A cash bonus may be awarded to reward extraordinary performance that has led to increased value for shareholders through strategic corporate transactions, property acquisitions or divestitures, the formation of new strategic or joint venture relationships and/or capital raising efforts.  Demonstrations of extraordinary personal commitment to the Company’s interests, the community and the industry may also be rewarded through a cash bonus.
The Compensation Committee considers the implications and risks of the Company’s compensation policies and practices as a factor in assisting the Board in approving and monitoring guidelines and practices regarding the compensation and benefits of officers.  In particular, the committee considers the impact on NEOs and other senior executives to ensure that they do not take undue risks.  The Compensation Committee has not identified any risks in the Company’s existing compensation policies and practices that it believes would be reasonably likely to have a material adverse effect on the Company.
The Company does not have a formal policy prohibiting a NEO or director from purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation and held, directly or indirectly, by the NEO or director.
Performance Graph
The following graph compares the cumulative total shareholder return for $100 invested in common shares of the Company from January 1, 2012 to December 30, 2016 against the cumulative total shareholder return of the S&P/TSX for the same period, assuming the reinvestment of all dividends.
Relative Performance Index – Comparison Common Shareholder’s Return (2012-2016)

$200.00
$150.00
$100.00
$50.00
$0.00
Relative Performanc Index
Exeter Resource Corporation
S&P/TSX Index
2011
2012
2013
2014
2015
2016

Source: TMX, Exeter Resource.

	Jan. 1, 2012	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 30, 2016
Exeter Resource Corp.	$100.00	$45.69	$21.72	$24.72	$16.85	$37.83
S&P/TSX	$100.00	$104.00	$113.94	$122.39	$108.82	$127.88
The graph above, which compares “Total Common Shareholders’ Return” against the S&P / TSX over the last five years, reflects that the Company has not performed as well as the S&P / TSX over the last five years.  The Company’s performance over the past five years has been negatively impacted by declining commodity prices which has had a similar impact on many junior resource stocks.  Total cash compensation (no annual incentive was paid in any of the years) decreased for all NEOs since 2012, except the remuneration paid to the VP Development & Operations which is based upon time charged; the remuneration paid to the CFO which was increased in 2013 and has declined annually thereafter and the CEO who was only engaged in 2013. No cash bonuses were paid in 2014, 2015 or 2016 and remuneration paid to the NEOs, except for the VP Development & Operations, was voluntarily decreased by 30% effective October 1, 2015 to recognise the challenging financial conditions in the mining industry. The increase in total compensation for all NEOs during the 2015 year compared to 2014 was as a result of the value that is attributed to option based awards granted using the Black-Scholes option pricing model, these values do not represent actual amounts received by the NEOs as the gain, if any, will depend on the market value of the shares on the date that the option is exercised.

Summary Compensation Table
The following table is a summary of compensation paid to the Named Executive Officers for the three most recently completed financial years.  For the information concerning compensation related to Named Executive Officers of previous years, please refer to the Company’s previous Management Proxy Circulars available at www.sedar.com.
Non-equity incentive plan compensation
Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)(1)	Annual incentive plan(2)	Long- term incentive plan(2)	Pension value ($)(3)	All other compensation ($)	Total compensation ($)
Bryce G. Roxburgh, Co-Chairman	2016 2015 2014	$140,000(4) $185,000(5) $200,000(6)	Nil Nil Nil	Nil $354,375 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$140,000 $539,375 $200,000
Yale R. Simpson, Co-Chairman	2016 2015 2014	$83,169(7) $106,875(8) $120,000(9)	Nil Nil Nil	Nil $194,198 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$83,169 $301,073 $120,000
Wendell M. Zerb, President and Chief Executive Officer	2016 2015 2014	$245,000(10) $323,750(11) $350,000(12)	Nil Nil Nil	Nil $359,417 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$6,000 $6,000 $6,000	$251,000 $689,167 $356,000
Cecil R. Bond, Chief Financial Officer	2016 2015 2014	$175,000(13) $231,250(14) $250,000(15)	Nil Nil Nil	Nil $253,100 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$175,000 $484,350 $250,000
S. R. Jeremy Perkins, VP Development & Operations	2016 2015 2014	$267,088(16) $269,172(16) $249,141(16)	Nil Nil Nil	Nil $68,350 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$267,088 $337,522 $249,141

(1)
The Company used the Black-Scholes option pricing model for determining the fair value of stock options issued at grant date.  These values do not represent actual amounts received by the NEOs as the gain, if any, will depend on the market value of the shares on the date that the option is exercised. Expected annual volatility (2015 - 60%); Risk-free interest rate (2015 - 0.59% - 0.90%); Expected life (2015 - 5 years); Expected dividend yield (2015 - 0.0%).

(2)
The Company does not currently have a formal annual incentive plan or long term incentive plan for any of its executive officers, including its Named Executive Officers, but may award discretionary bonus payments from time to time.

(3)	The Company does not have any pension, retirement or deferred compensation plans, including defined contribution plans.
(4)
The Company paid a fee of $11,666.67 per month during the financial year ended December 31, 2016 to Rowen Company Limited (“Rowen”) a company controlled by Mr. Roxburgh. The fee was reduced in 2015 due to the voluntary temporary reduction in remuneration agreed to between Rowen and the Company. Subsequent to the financial year end, the fee was reinstated to the NEO’s respective base fee.  See the information below this table regarding Rowen.

(5)
The Company paid a fee of $16,667.67 per month for the first nine months and $11,666.67 for the last three months of the financial year ended December 31, 2015 to Rowen. The decrease in the last three months was due to the voluntary temporary reduction in remuneration agreed to between Rowen and the Company.

(6)	The Company paid a fee of $16,667.67 per month during the financial year ended December 31, 2014 to Rowen.
(7)
The Company paid a fee of $10,208.33 per month during the financial year ended December 31, 2016 to Canaust Resource Consultants Ltd. (“Canaust”). Canaust is controlled by Mr. Simpson. The fee was reduced in 2015 due to the voluntary temporary reduction in remuneration agreed to between Canaust and the Company. Subsequent to the financial year end, the fee was reinstated to the NEO’s respective base fee. See information below this table regarding Canaust.

(8)
The Company paid a fee of $14,583.33 per month for the first nine months and $10,208.33 for the last three months of the financial year ended December 31, 2015 to Canaust. The decrease in the last three months was due to the voluntary temporary reduction in remuneration agreed to between Canaust and the Company.

(9)	The Company paid a fee of $14,583.33 per month for the financial years ended December 31, 2014 to Canaust.
(10)
The Company paid a salary of $20,416.67 for the financial year ended December 31, 2016 to Wendell Zerb (“Zerb”).  The salary was reduced in 2015 due to the voluntary temporary reduction in remuneration agreed to between Zerb and the Company. Subsequent to the financial year end, the salary was reinstated to the NEO’s respective base salary.

(11)
The Company paid a salary of $29,167.67 per month for the first nine months and $20,417.67 for the last three months of the financial year ended December 31, 2015 to Zerb.  The decrease in the last three months was due to the voluntary temporary reduction in remuneration agreed to between Zerb and the Company.

(12)	The Company paid a salary of $29,166.67 per month during financial year ended December 31, 2014 to Zerb.
(13)
The Company paid a fee of $14,583.33 during the financial year ended December 31, 2016 to 667060 B.C. Ltd. (“667060”), a company controlled by Mr. Bond.  The fee was reduced in 2015 due to the voluntary temporary reduction in remuneration agreed to between 667060 and the Company.  Subsequent to the financial year end, the fee was reinstated to the NEO’s respective base fee. See the information below this table regarding 667060.

(14)
The Company paid a fee of $20,833.33 per month for the first nine months and $14,583.33 for the last three months of the financial year ended December 31, 2015 to 667060.  The decrease in the last three months was due to the voluntary temporary reduction in remuneration agreed to between 667060 and the Company.

(15)	The Company paid a fee of $20,833.33 per month for the financial years ended December 31, 2014 to 667060.
(16)	Fees paid by the Company, based upon time charged, are paid to J Perkins & Associates Pty Ltd., a company controlled by Mr. Perkins.
The Company entered into consulting agreements dated as of September 1, 2014 with Bryce Roxburgh (“Roxburgh”), Cecil Bond (“Bond”) and Yale Simpson (“Simpson”) and the companies through which their services are provided.
Pursuant to the consulting agreement between the Company, Rowen of Hong Kong and Roxburgh (the “Rowen Consulting Agreement”), Rowen provides the services of Roxburgh to the Company, and provides for Roxburgh to serve as a director of the Company as elected and to hold office at the pleasure of the Board.  Roxburgh is a beneficiary of Rowen.  Pursuant to the Rowen Consulting Agreement the Company is required to pay Rowen a monthly consulting fee of $16,666.67 for Roxburgh’s services however Rowen and the Company agreed to a temporary reduction in the monthly fee commencing October 1, 2015 to $11,666.67 per month to recognize the financial difficulties in the junior mining industry.  The Rowen Consulting Agreement had a term of two years, and upon expiry, was automatically extended for a further two years.  See “Termination and Change of Control Benefits” below. Subsequent to the financial year end, on March 1, 2017, Rowan’s monthly consulting fee was reinstated to $16,666.67.
Pursuant to the consulting agreement between the Company, 667060 of British Columbia and Bond (the “667060 Consulting Agreement”), 667060 provides the services of Bond to the Company, and provides for Bond to serve as CFO of the Company at the pleasure of the Board.  667060 is controlled by Bond.  Pursuant to the 667060 Consulting Agreement the Company is required to pay 667060 a monthly consulting fee of $20,833.33 for Bond’s services however 667060 and the Company agreed to a temporary reduction in the monthly fee commencing October 1, 2015 to $14,583.33 per month to recognize the financial difficulties in the junior mining industry.  The 667060 Consulting Agreement had a term of two years, and upon expiry, was automatically extended for a further two years.  See “Termination and Change of Control Benefits” below. Subsequent to the financial year end, on March 1, 2017, 667060’s monthly consulting fee was reinstated to $20,833.33.
Pursuant to the consulting agreement between the Company, Canaust of British Columbia and Simpson (the “Canaust Consulting Agreement”, Canaust provides the services of Simpson to the Company, and provides for Simpson to serve as a director of the Company as elected and to hold the office of Chairman at the pleasure of the Board.  Canaust is controlled by Simpson.  Pursuant to the Canaust Consulting Agreement the Company is required to pay Canaust a monthly consulting fee of $14,583.33 for Simpson’s services however Canaust and the Company agreed to a temporary reduction in the monthly fee commencing October 1, 2015 to $10,208.33 per month to recognize the financial difficulties in the junior mining industry. The Canaust Consulting Agreement had a term of two years, and upon expiry, was automatically extended for a further two years.  See “Termination and Change of Control Benefits” below.  Subsequent to the financial year end, on March 1, 2017, Canaust’s monthly consulting fee was reinstated to $14,583.33.
The Company entered into a three-year employment agreement dated as of February 2013 with Zerb as President & CEO, pursuant to which Zerb is entitled to a monthly base salary of $29,166.67. The employment agreement was renewed effective February 28, 2017. Zerb and the Company agreed to a temporary reduction in the salary commencing October 1, 2015 to $20,416.67 per month to recognize the financial difficulties in the junior mining industry.  Subsequent to the financial year end, on March 1, 2017, Zerb’s base was reinstated to $29,166.67. For information as to termination and change of control benefits provided in the employment agreement see “Termination and Change of Control Benefits” below.
Incentive Plan Awards
Outstanding Share-Based Awards and Option-Based Awards - NEOs
The following table is a summary of all option‑based awards and share‑based awards to the Named Executive Officers that were outstanding at the end of the most recently completed financial year.
	Option Based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the money options (1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of shares- based awards that have not vested	Market or payout value of shares-based awards not paid out or distributed ($)
Bryce G. Roxburgh	1,250,000	$0.56	Aug 20, 2020	$562,500	Nil	Nil	Nil
Yale R. Simpson	685,000	$0.56	Aug 20, 2020	$308,250	Nil	Nil	Nil
Wendell M. Zerb	1,500,000	$0.54	Aug 27, 2020	$705,000	Nil	Nil	Nil
Cecil R. Bond	1,000,000	$0.50	Sep 11, 2020	$510,000	Nil	Nil	Nil
S. R. Jeremy Perkins	250,000	$0.54	Aug 27, 2020	$117,500	Nil	Nil	Nil
(1)
In‑the‑money options are those where the market value of the underlying securities as at the most recent financial year end exceeds the option exercise price.  This amount is calculated as the difference between the market value of the securities underlying the options on December 31, 2016, being the last trading day of the Company’s shares for the financial year, and the exercise price of the option.  The closing market price of the Company’s shares as at December 30, 2016 was $1.01.  These options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the market value of the underlying securities on the date of exercise.

Incentive Plan Awards – Value Vested or Earning During The Year - NEOs
The following table is a summary of the value of awards vested or earned during the most recently completed financial year for the Named Executive Officers.
Name	Option-based awards Value vested during the year ($)(1)	Share-based awards Value vested during the year ($)	Non-equity incentive plan compensation Value earned during the year ($)
Bryce G. Roxburgh	$393,750	Nil	Nil
Yale R. Simpson	$215,775	Nil	Nil
Wendell M. Zerb	$416,250	Nil	Nil
Cecil R. Bond	$347,500	Nil	Nil
S. R. Jeremy Perkins	$69,375	Nil	Nil

(1)
Value vested during the year is calculated by subtracting the market price of the Company’s common shares on the date the option vested (being the closing price of the Company’s shares on the TSX on the last trading day prior to the vesting date) from the exercise price of the option.

Stock Option Plan
The Company has adopted the Option Plan. On May 31, 2013, shareholders approved an amended Option Plan reducing the aggregate number of shares of the Company’s capital stock issuable pursuant to options granted under the Option Plan, such that options granted under the Option Plan may not exceed 10% of the issued and outstanding shares of the Company at the time of the option grant.  At December 31, 2016, the maximum number of options issuable under the Option Plan was 8,866,025. The policies of the TSX require that all unallocated options, rights and other entitlements under a rolling stock option plan be approved by shareholders every three years.  The Option Plan, was last approved by shareholders on June 7, 2016.
The Option Plan is a “rolling” 10% plan whereby the aggregate maximum number of common shares available for issuance under the Option Plan and all other security based compensation arrangements at any given time is 10% of the issued and outstanding common shares of the Company.  The Option Plan of the Company is considered an “evergreen” plan, since the common shares covered by stock options which have been exercised shall be available for subsequent grants under the Option Plan and the number of stock options available to grant increases as the number of issued and outstanding common shares of the Company increases.
The purpose of the Option Plan is to attract and retain superior directors, officers, employees, consultants and other persons or companies engaged to provide ongoing services to the Company as an incentive for such persons to put forth maximum effort for the continued success and growth of the Company and in connection with these goals, to encourage their participation in the performance of the Company.
The Option Plan provides that stock options may be granted only to eligible persons (“Eligible Persons”), being directors, officers, employees, consultants, and consultant companies of the Company and any of its affiliates.
If a stock option is exercised, expires or otherwise terminates, the number of common shares in respect of such option will again be available for the purposes of the Option Plan.
The Option Plan may be terminated by the Board at any time, but such termination will not alter the terms or conditions of any option awarded prior to the date of such termination. Any stock option outstanding when the Option Plan is terminated will remain in effect until it is exercised or expires or is otherwise terminated in accordance with the provisions of the Option Plan.
The Option Plan provides that other terms and conditions including any vesting schedule as determined by the Board may be attached to a particular stock option. Where applicable, such vesting, terms and conditions will be referred to in a schedule attached to the option certificate.
The Option Plan provides that it is solely within the discretion of the Board to determine which Eligible Persons should receive stock options and in what amounts.  The Option Plan does not provide for a maximum number of shares which may be issued to an individual pursuant to the plan and any other share compensation arrangement (expressed as a percentage or otherwise). However, unless the Company has received disinterested shareholder approval to do so, the aggregate number of common shares (i) issued to insiders within any twelve month period and (ii) issuable to insiders at any time, under the Option Plan or when combined with all of the Company’s other security-based compensation arrangements, cannot exceed 10% of issued and outstanding common shares.
Options awarded under the Option Plan will be for a term not to exceed ten years from their award date. Unless the Company otherwise decides, in the event an option holder ceases to be a director, officer, consultant or employee of the Company other than by reason of death, his or her option will expire on the earlier of the expiry date stated in the option certificate (the “Fixed Expiry Date”) and the 90th day following termination of his or her relationship with the Company. Notwithstanding the foregoing, an option will expire immediately in the event a relationship with a director, officer, employee or consultant is terminated for cause (as such term is defined in the Option Plan).

In the event of the death of an option holder, his or her option will expire six months after the date of death or on the Fixed Expiry Date, whichever is earlier. In the event of a change of control of the Company, the Board may, in its sole discretion, deal with outstanding options in the manner it deems fair and reasonable in light of the circumstances.
The price at which an option holder may purchase a common share upon the exercise of an option will be as set forth in the option certificate issued in respect of such option and in any event will not be less than the market price of the Company’s common shares as of the date of the award of the stock option (the “Award Date”). The market price of the Company’s common shares for a particular Award Date is determined as the closing trading price of the Company’s common shares on the last trading day immediately preceding the Award Date and if there was no sale on the TSX on such date, then the last sale prior thereto, or otherwise in accordance with the terms of the Option Plan.
A stock option will be non‑assignable except that it will be exercisable by the personal representative of the option holder in the event of the option holder’s death or incapacity.
Under the terms of the Option Plan, if an option expires during a period in which a trading black-out period is imposed by the Company to restrict trades in the Company’s securities, the option will expire ten business days after the black-out period is lifted by the Company.
Subject to the policies of the TSX, the Board may, at any time, without further action by its shareholders, amend the Option Plan or any option granted thereunder, in the following circumstances:
(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical grammatical or typographical nature;
(b)
to correct any defect, supply any information or reconcile any inconsistency in the Option Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Option Plan;

(c)   a change to the vesting provisions of any option or the Option Plan;
(d)	amendments to reflect any changes in requirements of any regulatory body or stock exchange to which the Company is subject;
(e)	a change to the termination provisions of an option which does not result in an extension beyond the original term of the option;
(f)	in the case of any option, the substitutions and/or adjustments contemplated under the adjustment provisions of the Option Plan;
(g)   the addition of a cashless feature, payable in cash or securities of the Company; and
(h)   a change to the class of eligible persons that may participate under the Option Plan, provided that, in the case of any option, no such amendment may, without the consent of the participant, materially decrease the rights or benefit accruing to such participant or materially increase the obligations of such participant.  Specific disinterested shareholder approval is required for any reduction in the exercise price of an option or any extension of the term of an option for an optionee who is an insider at the time of the proposed amendment.
Subject to any required action by the shareholders and any necessary approval of the regulatory authorities, the exercise price and the number of common shares which are subject to an option may be adjusted from time to time for share dividends, in the event of arrangement, amalgamation, reclassifications, reorganizations, or changes in the capital structure of the Company, and any other change that the Board in its sole discretion, determines equitable requires and adjustment to be made.
There are no stock appreciation rights  associated with options granted under the Option Plan and there is no provision under the Option Plan to transform stock options into stock appreciation rights. The Option Plan must be approved and ratified by the shareholders of the Company every three years.
Common shares will not be issued pursuant to options granted under the Option Plan until they have been fully paid for. The Company will not provide financial assistance to option holders to assist them in exercising their options.
Termination and Change of Control Benefits
The Company has entered into the Consulting Agreements with each of Rowen and Roxburgh, 667060 and Bond and Canaust and Simpson (the “Consulting Agreements”) and an employment agreement with Zerb (the “Employment Agreement”).  Pursuant to the terms of the Consulting Agreements, where termination notice is given by the Company, other than for certain specified reasons, the Company will pay Rowen, 667060 or Canaust, as applicable, a lump sum equal to 24 times the monthly consulting fee under the agreement plus an amount equivalent to the highest annual bonus paid in the immediately preceding two years.  Pursuant to the Employment Agreement, where termination notice is given by the Company, other than for certain specified reasons, the Company will pay Zerb, a lump sum equal to 24 times the monthly salary under the agreement plus an amount equivalent to the highest annual bonus paid in the immediately preceding two years.  If no such annual bonus has been paid then the deemed annual bonus will be fifty percent of the annual fee payable to the consultant or employee under the applicable agreement excluding any temporary reductions. Where termination notice is delivered by either party within the 90-day period following a Change of Control (as defined below), the Company will pay Rowen, 667060 or Canaust, as applicable, a lump sum equal to 30 times the monthly consulting fee under the agreement, plus 2 times the annual bonus or deemed annual bonus and the Company will pay Zerb a lump sum equal to 24 times the monthly salary under the agreement, plus 2 times the annual bonus or deemed annual bonus.
For the purposes of the Consulting Agreements and the Employment Agreement, “Change Of Control” is defined as:
(i)	the sale, transfer or disposition of the Company’s assets in complete liquidation or dissolution of the Company; or
(ii)
the Company amalgamates, merges or enters into a plan of arrangement with another company at arm’s length to the Company and its affiliates, other than an amalgamation, merger or plan of arrangement that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such amalgamation, merger or plan of arrangement; or

(iii)
any Person or combination of Persons at arm’s length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 20% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, and such person or combination of persons exercise(s) the voting power attached to such securities in a manner that causes the Incumbent Directors to cease to constitute a majority of the Board; or

(iv)
any Person or combination of Persons at arm’s length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; or

(v)
the removal, by extraordinary resolution to the shareholders of the Company, of more than 51% of the then Incumbent Directors of the Company, or the election of a majority of directors to the Board who were not nominees of the Incumbent Board at the time immediately preceding such election.

“Incumbent Director” means any member of the Board who was a member of the Board prior to the occurrence of the transaction, transactions or elections giving rise to a Change of Control and any successor to an Incumbent Director who was recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board.
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.
Had a notice of termination been given on December 31, 2016 in the circumstances described above, other than a Change of Control, Rowen would have been entitled to an immediate payment of approximately $500,000; 667060 would have been entitled to an immediate payment of approximately $625,000; Canaust would have been entitled to an immediate payment of approximately $437,500 and Wendell Zerb would have been entitled to an immediate payment of approximately $875,000.
Had a Change of Control occurred on December 31, 2016, and the Company determined that it would act in accordance with the provisions of the contracts and where such notice of termination was given under each of the Consulting and Employment Agreements, Rowen would have been entitled to an immediate payment of approximately $700,000; 667060 would have been entitled to an immediate payment of approximately $875,000; Canaust would have been entitled to an immediate payment of approximately $612,500 and Wendell Zerb would have been entitled to an immediate payment of approximately $1,050,000.
Pension Plan Benefits
The Company does not have any form of pension plan that provides for payments or benefits to the NEOs at, following, or in connection with retirement.  The Company does not have any form of deferred compensation plan.
Director Compensation
Effective January 1, 2012, non-executive directors received fees totalling $50,000 per annum payable quarterly.  Commencing October 1, 2015 non-executive directors agreed to a temporary reduction in fees to $35,000 per annum payable quarterly. Subsequent to December 31, 2016, on March 1, 2017, director remuneration was reinstated to $50,000 per annum. The granting of incentive stock options provides a link between director compensation and the Company’s share price.  Stock options are generally awarded to directors when they are first elected by the shareholders or appointed by the Board and periodically thereafter.  In making a determination as to whether a grant of long-term incentive stock options is appropriate, and if so, the number of options that should be granted, consideration is given to: the number and terms of outstanding incentive stock options held by the director; current and expected future contribution of the director; the potential dilution to shareholders and the cost to the Company; general industry standards; and the limits imposed by the terms of the Option Plan and the TSX.

The Company considers the granting of incentive stock options to be a particularly important element of compensation as it allows the Company to reward each director’s efforts to increase value for shareholders without requiring the Company to use cash from its treasury.
Director Compensation Table
The following table is a summary of all compensation provided to the directors of the Company, who are each not also NEOs, for the most recently completed financial year.
Name(1)	Fees earned ($)	Share- based awards ($)	Option- based awards ($)(2)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Robert G. Reynolds	$35,000	Nil	Nil	Nil	Nil	Nil	$35,000
Julian Bavin	$35,000	Nil	Nil	Nil	Nil	Nil	$35,000
John C. Simmons	$35,000	Nil	Nil	Nil	Nil	Nil	$35,000
(1)	For disclosure regarding compensation for any directors whom are also NEOs, please refer to the “Summary Compensation Table” above.
(2)
The Company used the Black‑Scholes option pricing model for determining the fair value of stock options issued at grant date.  Such amounts, if any, do not represent actual amounts received by a director, as any gain, if any, will depend on the market value of the shares on the date that the option is exercised. See “Summary Compensation Table”.

Outstanding Share-Based Awards and Option-Based Awards
The following table is a summary of all option‑based awards to the directors of the Company, other than those who are also NEOs that were outstanding at the end of the most recently completed financial year.  There were no share‑based awards outstanding at the end of the most recently completed financial year.
	Option Based Awards				Share Based Awards
Name(1)	Number of Securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of shares-based awards that have not vested (#)	Market or payout value of shares-based awards not paid out or distributed ($)
Robert G. Reynolds	285,000	$0.56	Aug. 20, 2020	$128,250	Nil	Nil	Nil
Julian Bavin	285,000	$0.56	Aug. 20, 2020	$128,250	Nil	Nil	Nil
John C. Simmons	285,000	$0.56	Aug. 20, 2020	$128.250	Nil	Nil	Nil

(1)
For disclosure regarding option‑based awards outstanding at the end of the most recently completed financial year for any directors whom are also NEOs, please refer to the “Outstanding Share-Based Awards and Option-Based Awards - NEOs” table above.

(2)
In‑the‑money options are those where the market value of the underlying securities as at the most recent financial year end exceeds the option exercise price.  This amount is calculated as the difference between the market value of the securities underlying the options on December 31, 2016, being the last trading day of the Company’s shares for the financial year, and the exercise price of the option.  The closing market price of the Company’s shares as at December 30, 2016 was $1.01.  These options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the market value of the underlying securities on the date of exercise.

Incentive Plan Awards – Value Vested or Earned During The Year
The following table is a summary of all value vested or earned during the most recently completed financial year for the directors of the Company, other than those who are also NEOs of the Company.
Name(1)	Option-based awards Value vested during the year(2) ($)	Share-based awards Value vested during the year ($)	Non-equity incentive plan compensation Value earned during the year ($)
Robert G. Reynolds	$89,775	Nil	Nil
Julian Bavin	$89,775	Nil	Nil
John C. Simmons	$89,775	Nil	Nil
(1)	For disclosure regarding incentive plan awards for any directors whom are also NEOs, please refer to the “Incentive Plan Awards – Value Vested or Earned During The Year - NEOs” table above.
(2)
Value vested during the year is calculated by subtracting the market price of the Company’s common shares on the date the option vested (being the closing price of the Company’s shares on the TSX on the last trading day prior to the vesting date) from the exercise price of the option.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
During the Company’s last completed financial year, no current or former executive officer, director or employee of the Company or any of its subsidiaries, proposed nominee for election as a director of the Company or associate of any director or executive officer of the Company or proposed nominee is or has been indebted to the Company or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
The following table sets out information as of the end of the Company’s most recently completed financial year with respect to compensation plans under which equity securities of the Company are authorized for issuance.
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted‑average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders*	7,192,500	$0.53	1,673,525
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
TOTAL	7,192,500	$0.53	1,673,525
*
Options granted under the plan may not exceed 10% of the issued and outstanding shares of the Company at the time of the option grant. The Option Plan, was last approved by shareholders on June 7, 2016. As at December 31, 2016, the maximum number of options issuable under the Option Plan was 8,866,025. See “Key Terms of the Option Plan” for further information.

INTEREST OF INFORMED PERSONS OR COMPANIES IN MATERIAL TRANSACTIONS
Other than as set out below and elsewhere in this Information Circular, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, nor any shareholder beneficially owning, directly or indirectly, common shares of the Company, or exercising control or direction over common shares of the Company, or a combination of both, carrying more than 10% of the voting rights attached to the outstanding common shares of the Company, nor any proposed director, nor an associate or affiliate of any of the foregoing persons has had any material interest, direct or indirect, in any transaction since January 1, 2016 (being the commencement of the Company’s last completed financial year) or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.
On March 28, 2017, the Company announced that it has entered into a definitive agreement with Goldcorp Inc. ("Goldcorp"), whereby Goldcorp will acquire all of the outstanding common shares of the Company under a statutory plan of arrangement under the Business Corporations Act (British Columbia). On April 20, 2017, the Company announced that Goldcorp has formally commenced an offer (the “Offer”) to the shareholders of the Company to acquire all of the issued and outstanding common shares of the Company (the “Exeter Shares”) in exchange for common shares of Goldcorp (“Goldcorp Shares”). Holders of Exeter Shares that accept the Offer will receive 0.12 of a Goldcorp Share in exchange for each Exeter Share acquired by Goldcorp under the Offer.  The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on May 26, 2017 unless the Offer is abridged, extended or withdrawn by Goldcorp.
Pursuant to the definitive agreement and Offer, all of the directors and officers of the Company, who own or control approximately 11% of the certain Exeter Shares (collectively, the “Shareholder”), have entered into support agreements, as amended (the “Support Agreements”) with Goldcorp pursuant to which they have agreed, among other things, to support the arrangement and vote Exeter Shares held by them or over which they exercise control or direction in favour of the arrangement. Exeter's Board of Directors has unanimously approved the Arrangement.  Pursuant to the Support Agreement, the obligation of the Shareholder shall automatically terminate (i) upon the termination of the arrangement agreement in accordance with its terms, or (ii) on the effective date, as defined in the definitive agreement, whichever is the earliest to occur. The Support Agreement may also be terminated at any time by the mutual written agreement of Goldcorp and the Shareholder.
In connection with the Offer, Goldcorp and Exeter have entered into an amended and restated support agreement made as of April 19, 2017, whereby, the parties amended and restated the arrangement agreement dated March 28, 2017 in its entirety to provide for the acquisition by Goldcorp of all of the issued and outstanding Exeter Shares pursuant to the Offer and which the Company agreed to support the Offer. Successful completion of the Offer is subject to a number of conditions, including, the Support Agreement shall not have been terminated in accordance with its terms.
The Exeter Board, on the unanimous recommendation of its special committee, has, among others, unanimously approved Goldcorp’s acquisition of Exeter pursuant to the Offer. All of the directors and officers of the Company, representing approximately 11% of Exeter’s outstanding shares have agreed to tender to the Offer.

MANAGEMENT CONTRACTS
For a description of management contracts, please see “Statement of Executive Compensation – Summary Compensation Table” above.
During the most recently completed financial year, no management functions of the Company were, to any substantial degree, performed by a person or company other than the directors or executive officers (or private companies controlled by them, either directly or indirectly) of the Company.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting other than the election of directors or the appointment of auditors.  For the purpose of this paragraph, a “Person” shall include each person or company: (a) who has been a director or executive officer of the Company at any time since the commencement of the Company’s last financial year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person or company included in subparagraphs (a) or (b).
NUMBER OF DIRECTORS
Management of the Company is seeking shareholder approval of an ordinary resolution determining the number of directors of the Company at five (5) for the ensuing year.
ELECTION OF DIRECTORS
The term of office of each of the present directors expires at the Meeting.  The persons named below will be presented for election at the Meeting as management’s nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director.  Each director elected will hold office until the next annual general meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the Articles of the Company or the provisions of the Business Corporations Act (British Columbia) (“Business Corporations Act”).
The Board has adopted a Majority Voting Policy that requires, in an uncontested election of directors, any nominee for election as a director who receives a greater number of votes “withheld” than votes “for” to tender his or her resignation to the Chairman of the Board promptly following the shareholder’s meeting.  The Nominating and Corporate Governance Committee (“NCG Committee”) will consider the offer of resignation and make a recommendation to the Board of Directors on whether to accept it.

In considering whether or not to recommend acceptance of the resignation, the NCG Committee will consider all factors deemed relevant by members of such Committee.  The NCG Committee will be expected to recommend acceptance of the resignation except in situations where the consideration would warrant the applicable director continuing to serve on the Board.  Absent exceptional circumstances, the Board shall be expected to accept the resignation and will make its final decision and announce it in a news release (a copy of which shall be provided to the TSX) within 90 days following the shareholders’ meeting.  A director who tenders his resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the NCG Committee at which the resignation is considered.
In order to be considered by the Company as a nominee for election to the Board, all nominees, including current directors, are required to confirm that they will abide by the Majority Voting Policy prior to becoming a management nominee.  All nominees for election as a director herein have confirmed that they will abide by the Majority Voting Policy.
Pursuant to the Company’s Articles, nominations by shareholders for the election of directors at the Meeting (other than nominations by shareholders pursuant to a shareholder proposal or a requisitioned meeting) were to be received by the Corporation within the time periods prescribed by the Articles.  The Company did not receive notice of any director nominations in connection with the Meeting within the time periods prescribed by the Articles.
The following table sets out the names of the nominees for election as a director (a “proposed director”), the province or state and country in which each is ordinarily resident, the period or periods during which each has served as a director, the first and last positions held in the Company, their present principal occupations and the number of common shares of the Company or any of its subsidiaries beneficially owned by each, or controlled or directed, directly or indirectly, as at the date hereof.
Name, Position(s) with the Company(1) and Place of Residence(3)	Principal Occupation(2)(3)	Date(s) Served as a Director Since	Ownership or Control Over Voting Shares Held(3)
Bryce G. Roxburgh Co-Chairman of the Board and Director Manila, Philippines	Co-Chairman of the Company since February 27, 2013; President and CEO of the Company from September 2003 to February 27, 2013; Chairman of Rugby Mining Limited since January 2007.	March 20, 2003	6,694,750(7)
Yale R. Simpson Co-Chairman of the Board and Director British Columbia, Canada	Co-Chairman of the Company since February 27, 2013; Chairman of the Company from September 11, 2003 to February 27, 2013; President of Canaust Resource Consultants Ltd. since 1992; Director of Adamera Minerals since February 2013 and Rugby Mining Limited since January 2007.	June 10, 2003	2,133,350
Robert G. Reynolds(4)(5)(6) Director N.S.W., Australia	Director of Rugby Mining Limited since January 24, 2007 and Dacian Gold Limited since October 2012.	June 12, 2007	Nil
John C. Simmons(4)(5)(6) Director N.S.W., Australia	Fellow of the Institute of Chartered Accountants in Australia. Previously a partner with Simmons Johnson & Co. Chartered Accountants (now Nexia Court) from 1978 to 2012.	August 18, 2010	285,000
Julian Bavin(4)(5)(6) Director Santiago, Chile	Director of Prism Resources Inc. since May 2012 and is a director and investor in various private mineral exploration companies.	March 25, 2010	302,500

(1)	For the purposes of disclosing positions held in the Company, “Company” includes the Company and any parent or subsidiary thereof.
(2)	Unless otherwise stated above, any nominees named above not elected at the last annual general meeting have held the principal occupation or employment indicated for at least five years.

(3)
The information as to province or state and country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised) is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

(4)	Member of the Company’s Audit Committee.
(5)	Member of the Company’s Compensation Committee
(6)	Member of the Company’s Nominating and Corporate Governance Committee.
(7)
3,877,500 of these shares are registered in the name of Rowen and 350,000 shares are registered in the name of Joamel Holdings Pty. Limited (“Joamel”).  Mr. Roxburgh is a beneficiary of Rowen and Joamel.

Other than as disclosed below, to the best knowledge of the Company, none of the proposed directors (or any of their personal holding companies) of the Company:

(a)
is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company, including the Company, that:

(i)
was subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, executive officer or chief financial officer; or

(ii)
was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the person ceased to be a director, chief executive officer or chief financial officer in the company and which resulted from an event that occurred while that person was acting in the capacity as director, executive officer or chief financial officer; or

(b)
is as at the date of this Information Circular or has been within the 10 years before the date of this Information Circular, a director or executive officer of any company, including the Company, that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)
has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of that individual.

Mr. Robert Reynolds was previously a director of Convergent Minerals Ltd. (ASX: CVG) (“Convergent”).  Convergent went into voluntary administration on September 14, 2015.  A Deed of Company Arrangement was entered into and commenced on January 14, 2016. Alan Hayes and Christian Sprowles of Hayes Advisory were appointed Deed Administrators. The Administrators have also executed a Creditors Trust Deed and a Heads of Arrangement with BCG E&P No. 1LLC and Berry Capital Group (Australia) Pty Ltd., dealing with the recapitalization of Convergent.  Convergent subsequently changed its name to East West Energy Limited.
None of the proposed directors (or any of their personal holding companies) has been subject to:
(a)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

AUDIT COMMITTEE DISCLOSURE
Under NI 52-110, companies are required to provide disclosure with respect to their audit committee including the text of the audit committee’s charter, composition of the audit committee and the fees paid to the external auditor.  This information is provided in the Company’s Annual Information Form dated March 24, 2017 (the “AIF”) with respect to the fiscal year ended December 31, 2016.  The AIF is available for review by the public on the SEDAR website located at www.sedar.com “Company Profiles – Exeter Resource Corporation” and may also be obtained free of charge by sending a written request to the Company at the Company’s head office located at #1660-999 West Hastings Street, Vancouver, British Columbia, V6C 2W2.
DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES
National Instrument 58‑101 – Disclosure of Corporate Governance Practices requires each reporting issuer to disclose its corporate governance practices on an annual basis.  The Company’s approach to corporate governance is set forth below.
The common shares of the Company are listed on the TSX and New York Stock Exchange NYSE-MKT (“NYSE-MKT”).  A description of the significant ways in which the Company’s governance practices differ from those followed by U.S. domestic companies pursuant to NYSE-MKT standards is set forth below under the heading NYSE‑MKT Corporate Governance and is available on the Company’s website, www.exeterresource.com.
Board of Directors
NI 52-110 sets out the standard for director independence.  Under NI 52‑110, a director is independent if he or she has no direct or indirect material relationship with the Company.  A material relationship is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.  NI 52‑110 also sets out certain situations where a director will automatically be considered to have a material relationship with the Company.
Applying the definition set out in NI 52‑110, a majority of the members of the Board are independent.  The members who are independent are Robert G. Reynolds, John C. Simmons and Julian Bavin.  Bryce G. Roxburgh and Yale R. Simpson are not independent by virtue of the fact that they are or have within the last three years been executive officers of the Company.
In addition to their positions on the Board, the following directors also serve as directors of the following reporting issuers or reporting issuer equivalent(s):
Name of Director	Reporting Issuer(s) or Equivalent(s)
Bryce G. Roxburgh	Rugby Mining Limited
Yale R. Simpson	Rugby Mining Limited Adamera Minerals Corp.
Robert G. Reynolds	Rugby Mining Limited Dacian Gold Limited
John C. Simmons	None
Julian Bavin	Prism Resources Inc.

Although Mr. Yale Simpson and Mr. Bryce Roxburgh, Co-Chairmen of the Board are not independent, the Board believes that it has strong, experienced independent directors.  On occasions where it is considered advisable, the Company’s independent directors will hold meetings at which non‑independent directors and members of management are not in attendance.  Since the beginning of the Company’s most recently completed financial year to December 31, 2016, the independent directors held three meetings.  The independent directors are able to exercise their responsibilities for independent oversight of management through their majority control of the Board and through the committees established by the Board which include the Audit Committee, the Compensation Committee and the NCG Committee which are composed entirely of independent directors.
Position Description for the Chairman
The Board does not have a written position description for the Co-Chairmen, but considers the Co-Chairmen to be primarily responsible for carrying out all strategic plans and policies as established by the Board. The Co-Chairmen are executives and part of management and are the principal officers responsible for corporate communication as well as providing oversight to the functions of management and the Board.
The following table sets out the attendance of the directors at the four Board meetings and three independent director meetings held since the beginning of the most recently completed financial year to December 31, 2016:
Director	Board Meetings	Independent Director Meetings
Bryce G. Roxburgh	4/4	N/A
Yale R. Simpson	4/4	N/A
Robert G. Reynolds	4/4	3/3
Julian Bavin	4/4	3/3
John C. Simmons	4/4	3/3
Board Mandate
The Board does not have a written mandate.  However, it is required to supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  The Board actively oversees the development, adoption and implementation of the Company’s strategies and plans.  The Board’s responsibilities include:
•	to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and that the executive officers create a culture of integrity throughout the Company,
•	the Company’s strategic planning process,
•	the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage risk,
•	the Company’s succession planning, including appointing, training and monitoring senior management,
•	the Company’s major business development initiatives,
•	the integrity of the Company’s internal control and management information systems,
•	the Company’s policies for communicating with shareholders and others, and
•	the general review of the Company’s results of operations.

The Board considers that certain decisions are sufficiently important that management should seek prior approval of the Board.  Such decisions include:
•	approval of the annual capital budget and any material changes to the operating budget,
•	approval of the Company’s business plan,
•	acquisition of, or investments in new business,
•	changes in the nature of the Company’s business,
•	changes in senior management, and
•	all matters as required under the Business Corporations Act, applicable Canadian and U.S. securities laws and exchange rules and regulations.
The Company has not adopted director term limits or other automatic mechanisms of board renewal.  The NGC Committee has considered whether to propose that the Board adopt term limits for directors and has determined not to do so after consideration of a number of factors, including the significant advantages associated with the continued involvement of long-serving directors who have gained a deep understanding of the Company's projects, operations and objectives during their tenure; the experience, corporate memory and perspective of such directors; the professional experience, areas of expertise and personal character of members of the Board; and the current needs and objectives of the Company.
Position Description for CEO
The Board does not have a written position description for the CEO, but considers the CEO to be primarily responsible for carrying out all strategic plans and policies as established by the Board.  The CEO reports to the Board and advises and makes recommendations to the Board.  The CEO facilitates communication between the Board and other members of management and employees, and between the Company and its shareholders.
Orientation and Continuing Education
Board turnover is relatively rare.  As a result, the Board provides ad hoc orientation for new directors.
On occasions where it is considered advisable, the Board will provide directors with information regarding topics of general interest, such as fiduciary duties and continuous disclosure obligations.  The Board also ensures that each director is up‑to‑date with current information regarding the business of the Company, the role the director is expected to fulfil and basic procedures and operations of the Board.  Board members are also given access to management and other employees and advisors, who can answer any questions that may arise.  Regular technical presentations are made to the Board members to keep them informed of the Company’s operations.
Ethical Business Conduct
The Board has adopted a written Code of Business Conduct and Ethics (the “Code”) for its directors, officers and employees.  The Company is committed to the highest standards of legal and ethical business conduct.  This Code summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to directors, officers and employees, of the seriousness of this commitment.  Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company.  The Code will help directors, officers and employees understand what is expected of them and to carry out their responsibilities.

The Code addresses such matters as confidentiality of corporate information, conflicts of interest and corporate opportunities, dealing with competitors, employees conducting business with the Company, the use of corporate assets, compliance with all rules and regulations applicable to the Company’s business, disclosure related matters, and reporting of violations.  The Code is available at the Company’s web site, www.exeterresource.com, on the SEDAR website at www.sedar.com and the EDGAR website at www.sec.gov. Copies may be requested by contacting Exeter Resource Corporation, Suite 1660-999 West Hastings Street, Vancouver, BC V6C 2W2, attention Corporate Secretary (Telephone: 604.688.9592).
The Board ensures the Company has implemented adequate internal controls and management information systems which ensure the effective discharge of its responsibilities and monitoring with respect to the Code, specifically the whistle blower function.
The Board has not granted any waiver of the Code in favour of a director or NEO during 2016 and, accordingly, no material change report has been required.
In addition to the requirements of the Code, directors are required to comply with the relevant provisions of the Business Corporations Act, applicable Canadian and U.S. securities laws and exchange rules and regulations regarding conflicts of interest.  If a director is in a conflict of interest or potential conflict of interest as a result of a proposed contract, that director may not participate in or be permitted to hear the discussion of the matter at any meeting of directors except to disclose material facts and respond to questions.  The director will not be counted in determining the presence of a quorum for purposes of the vote and will not vote on any resolution to approve the proposed contract or be present in the meeting room when the vote is taken.  Compliance with the Code is a matter of discussion at the meeting of independent directors and is also a part of the Audit Committee oversight.
Nomination of Directors
The NCG Committee is responsible for identifying individuals qualified to become new Board members and recommending to the Board new director nominees for the next annual meeting of the shareholders.  Details regarding the NCG Committee are set out below, see “Nominating and Corporate Governance Committee”.
Compensation
The Compensation Committee is responsible for reviewing and approving compensation and compensation programs applicable to the senior management of the Company, making recommendations to the Board with respect to the Company’s incentive compensation and equity based compensation and for recommending to the Board remuneration to be paid to directors.  Details regarding the Compensation Committee are set out below, see “Compensation Committee”.
Board Committees
The Board has three committees: the Audit Committee, the Compensation Committee and the NCG Committee.  The committees and their mandates and memberships are described below.
Audit Committee
The Audit Committee meets with the CEO and CFO of the Company and the independent auditors to review and inquire into matters affecting financial reporting matters, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans.  The Audit Committee also recommends to the Board the independent registered public accounting firm to be appointed, subject to shareholder approval.  In addition, the Audit Committee reviews and recommends to the Board for approval the annual financial statements, the annual report and certain other documents required by regulatory authorities.  As at the date hereof, the Audit Committee is composed of Robert G. Reynolds (Chairman), John C. Simmons and Julian Bavin, all of whom are “financially literate” and “independent” within the meaning of sections 1.4, 1.5 and 1.6 of NI 52‑110, applicable U.S. securities laws and exchange rules and regulations.
The Board has not developed a written position description for the Chairman of the Audit Committee but considers the Chairman to be responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the Audit Committee’s operations, reporting to the Board on the Audit Committee’s decisions and recommendations, setting the agenda and running and maintaining minutes of the meetings of the Audit Committee.
The Company’s AIF, which has been filed on SEDAR, contains additional disclosure regarding the Audit Committee.  Please refer to the section of the AIF entitled “Audit Committee” and Appendix 1 to the AIF for further information.
Nominating and Corporate Governance Committee
The NCG Committee is composed of Julian Bavin, Robert G. Reynolds and John Simmons, all of whom are independent directors.  The NCG Committee has no formal mandate; however, it oversees, monitors and reviews the quality and effectiveness of corporate governance best practices and disclosure policies.  It reviews the composition of the Board members, on a periodic basis, makes recommendations regarding Board composition, analyzes the need for new nominees when vacancies arise and identifies and proposes new nominees who have the necessary competencies and characteristics to meet such needs.
When considering potential Board nominees, the NCG Committee takes into account a number of factors, which may include the current composition of the Board, the ability of the individual candidate to contribute on an overall basis, the ability of the individual to contribute sufficient time and resources to the Board, the current and future needs of the Company, the skills and competencies the Board has, and the skills and competencies the Board should have, the individual’s direct experience with public companies in general and mining companies in particular as well as the individual’s skills and knowledge and the skills and knowledge of existing members of the Board.
While the Company recognizes the value of and supports the principle of diversity, it has not adopted a written policy relating to the identification and nomination of women Directors.  The Board does not believe that strict rules in the identification and nomination process necessarily ensure the selection of the best candidates.  The NCG Committee’s identification and selection process is based on a variety of different criteria, including diversity of background and opinion, skills, experience and other relevant factors.  As such, consideration of the level of women on the Board is one factor among many that plays a role in the NCG Committee’s decision-making process.  The NCG Committee considers a multitude of factors, including the level of representation of women in executive officer positions.  The Company has not considered the level of representation of women in executive officer positions when making the limited number of executive officer appointments. None of the Company’s current executive officers are women. In the future, the Company may consider the level of representation of women in executive officer positions when making executive officer appointments.  The Company has not adopted targets regarding women on the Company’s Board or in executive officer positions given the relatively small number of Directors and executive officers. Currently the Board does not have any female Directors and the Company has no female executive officers.
The Board appointed Julian Bavin as chair for the NCG Committee.
The Board has not developed a written position description for the Chairman of the NCG Committee but considers the Chairman to be responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the NCG Committee’s operations, reporting to the

Board on the NCG Committee’s decisions and recommendations, setting the agenda and running and maintaining minutes of the meetings of the NCG Committee.
Compensation Committee
The Compensation Committee is responsible for discussing and determining the recommendations that it will make to the Board regarding the CEO’s compensation, with reference to the general objectives of the Company’s compensation strategy.  The Compensation Committee also makes recommendations to the Board with respect to non‑CEO officer and director compensation, incentive‑compensation plans and equity‑based plans.  The Compensation Committee reviews executive compensation disclosure before the Company publicly discloses the information.  Compensation matters may also be reviewed and approved by the entire Board.
The Compensation Committee is composed of John C. Simmons (Chairman), Robert G. Reynolds and Julian Bavin, all of whom are independent.
The Board has not developed a written position description for the Chairman of the Compensation Committee but considers the Chairman to be responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the Compensation Committee’s operations, reporting to the Board on the Compensation Committee’s decisions and recommendations, setting the agenda and running and maintaining the minutes of meeting of the Compensation Committee.
While the Compensation Committee has the authority to retain compensation consultants to advise the committee, no such consultants were retained since the beginning of the Company’s most recently completed financial year.
Assessment
The Company has not adopted a formal process for assessing the Board, its members and committees.  Nevertheless, the entire Board does regularly assess the Board, its members and committees on an informal basis.  The majority of the Board members serve as directors for other public companies and utilize that experience when assessing the Board, its members and committees.
APPOINTMENT AND REMUNERATION OF AUDITOR
Shareholders will be asked to approve the re‑appointment of PricewaterhouseCoopers LLP as the auditor of the Company to hold office until the next annual general meeting of the shareholders at a remuneration to be fixed by the directors.  The auditor was first appointed on October 17, 2007.

ADDITIONAL INFORMATION
Additional information relating to the Company is on the SEDAR website at www.sedar.com and EDGAR website at www.sec.gov under “Exeter Resource Corporation”.  Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.  Shareholders may request copies of the Company’s financial statements and MD&A by contacting the Company’s CFO at the following address:
Exeter Resource Corporation
Suite 1660, 999 West Hastings Street
 Vancouver, British Columbia, Canada  V6C 2W2

OTHER BUSINESS
Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.
NYSE-MKT CORPORATE GOVERNANCE
The Company’s common shares are listed on the NYSE-MKT.  Section 110 of the NYSE-MKT Company Guide permits the NYSE-MKT to consider the laws, customs and practices of foreign issuers in relaxing certain listing criteria, and to grant exemptions from listing criteria based on these considerations.  A company seeking relief under these provisions is required to provide written certification from independent local counsel that the non‑complying practice is not prohibited by home country law.  A description of the significant ways in which the Company’s governance practices differ from those followed by domestic companies pursuant to standards is as follows:
Shareholder Meeting Quorum Requirement: The minimum requirement for a shareholder meeting is one‑third of the outstanding shares of common stock.  In addition, a company listed on the NYSE-MKT is required to state its quorum requirement in its bylaws.  The Company’s quorum requirement is set forth in its Articles.  A quorum for a meeting of shareholders of the Company is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the shares entitled to be voted at the meeting.
Proxy Delivery Requirement: The SEC requires the solicitation of proxies and delivery of proxy statements for all shareholder meetings, and requires that these proxies shall be solicited pursuant to a proxy statement that conforms to SEC proxy rules.  The Company is a “foreign private issuer” as defined in Rule 3b‑4 under the Exchange Act, and the equity securities of the Company are accordingly exempt from the proxy rules set forth is Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act.  The Company solicits proxies in accordance with applicable rules and regulations in Canada.
Shareholder Approval for Issuance of Shares: Section 713 of the Company Guide requires shareholder approval as a prerequisite to approval of applications to list additional shares when the additional shares will be issued in connection with a transaction involving the sale or issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.  However, the issuance of common stock in an amount in excess of 20% of the presently outstanding stock for less than book or market value, without shareholder approval, is not prohibited under the rules of the TSX and does not constitute a default under the TSX rules or any applicable laws in Canada.  For past transactions, the Company has followed the rules of the TSX and TSX‑V, as applicable and applicable laws in Canada and in future transactions, the Company may seek similar exemptions from the requirements of section 713 of the NYSE-MKT Company Guide.

The foregoing are consistent with the laws, customs and practices in Canada.